Exhibit 99.1

Date:	January 17, 2006
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces Fourth Quarter Earnings for 2005

LOS ALAMOS, N.M., January 17, 2006— Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company, announced preliminary unaudited earnings for the fourth quarter  and year of 2005.

Unaudited net income for the fourth quarter of 2005 totaled $3.777 million or $0.57 diluted earnings per share, compared to $2.452 million or $0.36 diluted earnings per share for the same period in 2004, an increase of $1.325 million in net income and an increase of $0.21 in diluted earnings per share.  This increase in net income was primarily due to an increase in net interest income of $1.217 million and a decrease in non-interest expenses of $963 thousand.  The increase in net interest income was mainly due to an increase in the total interest-earning assets of the LANB.  The decrease in non-interest expenses was mainly due to an increase in the value of mortgage servicing rights due to higher interest rates in 2005 compared to 2004.  Non-interest income also increased $121 thousand and provision for loan losses increased $300 thousand.  Income tax expenses increased $676 thousand due to higher pre-tax income.

Unaudited net income for the year ending December 31, 2005 totaled $11.960 million or $1.79 diluted earnings per share, compared to $10.389 million or $1.52 diluted earnings per share for 2004, an increase of $1.571 million in net income and an increase of $0.27 in diluted earnings per share.  This increase in net income was primarily due to an increase in net interest income of $4.383 million, which was partially offset by an increase in non-interest expense of $1.105 million.  The increase in net interest income was mainly due to growth in interest-earning assets.  The increase in non-interest expenses was mainly due to an increase in salaries and employee benefits of $731 thousand, an increase in occupancy expenses of $565 thousand, an increase in the loss on sale of other real estate owned of $536 thousand, and an increase in other expenses of $441 thousand.  These increases in expense were partially offset by an increase in the value of mortgage servicing rights of $1.168 million due to higher interest rates in 2005 compared to 2004.    Provision for loan losses also increased $750 thousand and non-interest income decreased $217 thousand.  Income tax expenses increased $740 thousand due to higher pre-tax income.

Trinity experienced strong loan growth of $124.6 million during 2005.  This growth was mainly in construction, commercial real estate and residential real estate loans.  This was accompanied by strong deposit growth of $161.3 million.  This was due to $77.2 million growth in deposits in Los Alamos, and $84.1 million growth in deposits in Santa Fe.  Trinity’s unaudited total assets grew by $163.6 million during 2005 and were $1.244 billion at December 31, 2005.

Trinity is a bank holding company with $1.244 billion in total assets and has 263 employees.  LANB is currently in its 43rd year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock and two offices in Santa Fe.  LANB also operates a network of 29 automatic teller machines throughout northern New Mexico.  Title Guaranty & Insurance Company offers its services from its offices in Los Alamos and Santa Fe.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.